Shiloh Industries Reports Improved Third Quarter of Fiscal 2007 Results of $0.10 per Share

VALLEY CITY, OH -- 08/23/2007 -- Shiloh Industries, Inc. (NASDAQ: SHLO) today reported net income for the third quarter ended July 31, 2007 of $1.7 million, or $0.10 per share, diluted, compared to net income of $1.2 million, or $0.07 per share, diluted, for the third quarter of fiscal 2006. Net income for the nine-month period of fiscal 2007 was $5.2 million, or $0.32 per share, diluted, compared to net income of $13.1 million, or $0.80 per share, diluted, for the same period of fiscal 2006.

Third Quarter Results

For the third quarter ended July 31, 2007, the Company reported sales of $133.0 million compared to sales of $144.6 million in the third quarter of fiscal 2006, a decrease of 8.0%. Sales decreased as a result of reduced production volumes experienced by the traditional domestic automobile manufacturers and by the heavy duty truck industry. Sales also declined as compared to the prior year with the conclusion of two programs for automotive customers that were being produced at the Company's Cleveland Manufacturing facility that is currently being closed.

Manufacturing expenses continued to be reduced as a result of cost control activities, productivity improvements and the plant rationalization. The resulting operating income was $4.6 million for the third quarter of fiscal 2007 as compared to the $3.3 million reported in the third quarter of fiscal 2006. Selling, general and administrative expenses for the third quarter decreased compared to the third quarter of the previous year with less expense incurred on audit and professional fees compared to a year ago, when the company was first required to comply with the certification requirements under Section 404 of the Sarbanes-Oxley Act.

Interest expense increased in the third quarter of fiscal 2007 compared to the prior year third quarter due to increases in interest rates and higher average borrowed funds during the quarter. Total debt at the end of the third quarter was $86.3 million, slightly below the total debt level of $87.0 million a year ago. During the past twelve months, the Company has generated sufficient cash from operations to fully fund the $40.9 million special dividend paid in January 2007.

Year to Date Results

Sales for the nine-month period of fiscal 2007 were $436.5 million compared to $462.5 million in the nine-month period of fiscal 2006, a decrease of 5.6%. The decline in sales on a year to date basis is also due to decreased production volumes experienced by the traditional domestic automobile manufacturers, the heavy duty truck industry and the conclusion of two programs for automotive customers that were being produced at the Company's Cleveland Manufacturing facility.

Operating income for the nine-month period of fiscal 2007 was $14.7 million compared to $23.1 million of operating income for the nine-month period of fiscal 2006. Operating income has decreased from last year as a result of the decreased volume of sales, increased material content in the Company's sales mix, lower recovery on engineered scrap material due to market price reductions and continued competitive pricing pressures.

The year to date 2007 interest expense increased as compared to the prior year due to higher interest rates and average borrowed funds during the year. Total debt at the end of the third quarter was $86.3 million, slightly above the total debt level of $84.9 million at 2006 year end.

Net income for the nine-month period of fiscal 2007 included an increase in legal reserves for a legal matter of $1.2 million pre-tax, or $0.04 per share after tax, diluted. Net income for the nine-month period of fiscal 2006 included a beneficial tax adjustment of $1.5 million, or $0.09 per share, diluted, related to tax credits in the state of Ohio.

In commenting on the quarter, President and CEO of the Company, Theodore K. Zampetis, said:

"We are pleased with the improved results of our third quarter of fiscal 2007 compared to the prior year. During this recent quarter we dealt with lower production volumes, the annual automotive industry summer shut down period and several new program launches and we successfully managed our operating costs to achieve improved operating results. We continue to implement our previously announced capacity rationalization program and this program is contributing to improved operational efficiencies and will lead to future opportunities for the Company. Our continued focus on cash flow has also resulted in repayment of funds borrowed to pay the special dividend in January 2007. Total debt is now below the level of a year ago.

"As we move forward in fiscal 2007, the Company continues to execute its strategy, emphasizing quality, cost and delivery while pursuing new business opportunities in the near term and beyond."

Headquartered in Valley City, Ohio, Shiloh Industries is a leading manufacturer of first operation blanks, engineered welded blanks, complex stampings and modular assemblies for the automotive and heavy truck industries. The Company has 15 wholly owned subsidiaries at locations in Ohio, Georgia, Michigan, Tennessee and Mexico, and employs approximately 1,800.

A conference call to discuss fiscal 2007 third quarter results will be held on Thursday, August 23, 2007 at 11:00 a.m. (ET). To listen to the conference call, dial (866) 540-8136 approximately 5 minutes prior to the start time and request the Shiloh Industries third quarter conference call.

Certain statements made by Shiloh Industries, Inc. in this release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, regarding the Company's operating performance, events or developments that the Company believes or expects to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales, earnings expectations, cost savings, awarded sales, volume growth, earnings or general belief in the Company's expectations of future operating results are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management's assumptions and expectations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include the ability of the Company to accomplish its strategic objectives with respect to implementing its sustainable business model; the ability to obtain future sales; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; costs related to legal and administrative matters; the Company's ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at the Company's facilities and that of the Company's customers; the Company's dependence on the automotive and heavy truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions and regulations and policies regarding international trade; financial and business downturns of the Company's customers or vendors, including any bankruptcies; increases in the price of, or limitations on the availability of, steel, the Company's primary raw material, or decreases in the price of scrap steel; the successful launch and customer acceptance of new vehicles for which the Company supplies parts; the occurrence of any event or condition that may be deemed a material adverse effect under the Company's credit agreement; pension plan funding requirements; and other factors, uncertainties, challenges, and risks detailed in the Company's public filings with the Securities and Exchange Commission. The Company does not intend or undertake any obligation to update any forward-looking statements, except as required by law.

                       SHILOH INDUSTRIES, INC.
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                            (Unaudited)
           (Amounts in thousands, except per share data)

                                 Three months ended     Nine Months ended
                                      July 31,              July 31,
                                  2007       2006       2007       2006
                                ---------  ---------- ---------- ----------
Revenues                        $ 132,988  $  144,584 $  436,530 $  462,483
Cost of sales                     120,521     132,357    396,899    414,413
                                ---------  ---------- ---------- ----------
    Gross profit                   12,467      12,227     39,631     48,070
Selling, general and
 administrative expenses            7,885       8,933     24,808     25,011
Restructuring charge                    -           -        100          -
                                ---------  ---------- ---------- ----------
    Operating income                4,582       3,294     14,723     23,059
Interest expense                    2,038       1,540      5,786      4,535
Interest income                        20          17         50         38
Other (expense) income, net           (24)        331        321        379
                                ---------  ---------- ---------- ----------
    Income before income taxes      2,540       2,102      9,308     18,941
Provision for income taxes            863         893      4,098      5,804
                                ---------  ---------- ---------- ----------
Net income                      $   1,677  $    1,209 $    5,210 $   13,137
                                =========  ========== ========== ==========

Income per share:
    Basic income per share      $    0.10  $     0.07 $     0.32 $     0.82
                                =========  ========== ========== ==========
    Diluted income per share    $    0.10  $     0.07 $     0.32 $     0.80
                                =========  ========== ========== ==========

Weighted average number of
 common shares:
    Basic                          16,354      16,129     16,345     16,015
                                =========  ========== ========== ==========
    Diluted                        16,481      16,475     16,480     16,454
                                =========  ========== ========== ==========

CONTACT:
Stephen E. Graham
Chief Financial Officer
Shiloh Industries, Inc.
(330) 558-2600